NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      AND 1998 PROXY STATEMENT
                                 OF
                         C/FUNDS GROUP, INC.

Dated: March 13, 1998

The Annual Meeting of Shareholders of C/FUNDS GROUP, INC., has been scheduled to be held on MONDAY, April 13, 1998, AT 8:30 A.M. AT CALDWELL TRUST COMPANY, 201 Center Road, Suite 2, Venice, Florida just east of the intersection of Business Bypass 41 and Center Road. Following the Meeting of Shareholders at that address, a panel discussion by well-known financial analysts including Robert Stovall and Paul Kangas will be held at 1030 A.M. the Venice Golf and Country Club, located off of Center Road approximately 3.2 miles east of the Caldwell Trust Company office.

All fund series shareholders are urged to attend the Meeting of Shareholders either in person or by proxy in order to vote their shares on all matters to come before the meeting. Business to be transacted and the purposes of the meeting are:

     a.   Election of Directors
     b.   Appointment of independent auditors
     c.   Ratification of investment advisory contracts
     d.   Any other business as may properly come before the meeting

Shareholders of record at the close of business on March 9, 1998 in all fund series are entitled to vote at the meeting. A quorum of all series fund shareholders must be present either in person or by proxy in order to transact corporation business at the meeting. For matters affecting only a single fund series, a quorum of shareholders of the respective fund series must be present in person or by proxy in order to vote on those matters relating only to that particular fund series. The number of shares you are entitled to vote that were shown to be held by you on the record date and name of fund series is printed for your convenience on the enclosed proxy.

In order to hold proxy solicitation costs to a minimum and obtain a quorum to convene the meeting date your prompt response is earnestly requested. A signed BLUE PROXY FORM must be received by C/FUNDS GROUP, INC., in time to vote at the meeting April 13, 1998. The most recent Annual Report is enclosed. Additional Annual Reports can be obtained without charge upon request by contacting the Fund at the address and/or phone number listed at the end of this notice.

The enclosed proxy is solicited on behalf of the Board of Directors. Management recommends a vote FOR all proposals and requests that you. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY BY MAIL IMMEDIATELY, USING THE PREPAID ENVELOPE PROVIDED.

                        ELECTION OF DIRECTORS
Nominees as Directors of C/FUNDS GROUP, INC. to serve for the next year, and information about them is enclosed herewith. All nominees, each of whom are listed below, presently serve as members of the Board of Directors. Mr. Donovan, Ms. Pecheux, and Mr. Weber each served for the last calendar year. Mr. Caldwell and Mr. Chittock served out positions vacated during the year. Two of the five individual director nominees are deemed "interested" directors, as defined by regulations. These are Mr. Caldwell, who is President and director of the Company, and his sister Ms. Pecheux. The
Caldwell Family, directly or beneficially, owns a controlling interest in Trust Companies of America, Inc., which owns 100% of Omnivest Research Corporation, the company's investment advisor. These two interested directors receive no compensation from C/FUND GROUP, INC. Any compensation paid to members of the Caldwell Family comes from Trust Companies of America, Inc., or one or more of its subsidiaries. Director nominees and information about them is as follows:

Name and Address            Position with        Primary Occupation
                            Company

William L.  Donovan         Chairman, Director   Retired. Investments
736 Brightside Crescent     Non-Interested       & Real Estate;  For-
Venice, FL 34293                                 mer VP Gately Shops,
                                                 Inc., Grosse Pointe,
                                                 MI

R. G. "Kelly" Caldwell,     President            President,  C/Funds
Jr.(*)                      Interested Direc-    Group, Inc.; Presi-
250 Tampa Ave. West         tor                  dent, Omnivest  Re-
Venice, FL 34285                                 search Copr.;  Sec-
                                                 retary and Treasur-
                                                 er, Trust Companies
                                                 of  America,  Inc.;
                                                 Secretary and Trea-
                                                 surer,     Caldwell
                                                 Trust Company, Ven-
                                                 ice, FL

D. Bruce Chittock           Director, Non-       Industrial   Engin-
19625 Cats Den Road         Interested           eer, Equipment  for
Chagrin Falls, OH  44023                         Industry,     Inc.,
                                                 Cleveland, OH

Deborach C. Pecheux(*)      Interested Dir-      VP   CareVu   Corp,
1911 Oakhurst Pkwy.         tor                  Houston, TX; Former
Houston, TX 77479                                Sr. Project  Engin-
                                                 eer, Ferranti Intl.
                                                 Houston, TX

Emmett V. Weber             Director, Non-       Captain(ret.) USAIR
3411 Bayou Sound            Interested           Group, Inc., Pitts-
Longboat Key, FL 34228-3011                      burgh, PA

(*) Interested persons as defined under the 1940 Act

The non-interested Directors of the Company are the only persons receiving compensation from the Company. The Company does not have any retirement plan and the compensation paid to outside directors was the rate of $4,000 as an annual retainer plus $100 per meeting attended. Non-interested directors received the following in calendar year 1997.

Non-Interested Director      Compensation
William L. Donovan1          $4,300.00
Emmett Weber1                $4,300.00
Bruce Chittock2              $3,200.00

1 Amount Shown is for Entire Fiscal Year.
2 Amount Shown is for the Final Three Quarters of Fiscal Year.

                          OTHER INFORMATION
The Company's Investment Advisor is Omnivest Research Corporation ("ORC"), a Florida corporation located at 250 Tampa Ave. West, Venice, Florida 34285. From inception through July, 1995, ORC was wholly owned by Roland Caldwell and his Family. In July 1995, control of ORC was transferred to Trust Companies of America, Inc., a private Florida corporation that remains under the voting control of Roland Caldwell and his Family. R. G. "Kelly" Caldwell, Jr. serves as President for both ORC and C/FUNDS GROUP, INC. ORC has been under contract as C/FUNDS GROUP, INC.'s investment advisor since inception.

The last Shareholder Meeting took place on March 31, 1997, at the Venice Golf & Country Club, Venice, Florida and at that meeting the shareholders approved and ratified the (1) Election of directors,
(2) Renewal of all investment advisor contracts for all series with Omnivest Research Corporation for the next year and (3) Appointment of Gregory Sharer and Stuart, CPA as auditors. The results by series are tabulated below:

Series              Outstanding    Voted FOR  Percent
C/Fund              308,360        196,721    63.8%
C/Growth Stock      174,098        134,279    77.1%
Adams Equity         81,241         57,089    70.3%
C/Government        450,745        318,305    70.6%
C/Tax-Free          423,028        385,476    91.1%
C/Comm Association   64,259         53,865    83.8%
Total             1,501,731       1,145,735   76.3%

Under terms of the investment advisor's contract ORC receives a fee for management of each fund series calculated and paid pro-rata monthly as a percent of daily net assets of each fund. These contracts are approved as required by the Board of Directors and are terminable upon 30 days written notice, one party to the other. During the last calendar year, the fees paid to ORC for such services totaled $139,453. In addition to providing all administrative services to the funds, ORC also provides staff, office space, and the principal office for the conduct of business. Since February 17, 1987, C/Data Systems and its predecessors has leased "C/MFAS", its computer software for mutual funds under contract to C/FUNDS GROUP, INC. Terms of the contract currently requires payment to C/Data Systems of a monthly lease in the amount of $500, which contract is cancelable by C/FUNDS GROUP, INC., at anytime on 30 days written notice. C/Data Systems became an operating division of Trust Companies of America, Inc., in July 1995.

The reasons why the Board of Directors recommends renewal of the investment advisory contract with Omnivest Research Corporation are:
(1) The advisor has had an excellent performance record over this period relative to the low risks taken; (2) the principals are individuals of high integrity and trust; (3) fees charged are fair by comparison with money management fees charged for similar size individually managed portfolios; (4) the Board is of the opinion that it would be uneconomic to operate C/Funds Group, Inc. without the low administration and accounting costs achieved as a result of the affiliation with the TCA family of support service providers; and (5) marketing funds in the Sarasota County area would be impaired absent the association.

It is the practice of C/FUNDS GROUP, INC., to allocate brokerage commissions to the best advantage of its shareholders. Last year all brokerage transactions were executed with and through Lynch Jones & Ryan, ("LJR") of New York, one of the largest institutional brokerage firms in the United States, specializing in providing investment and research services to financial institutions. The investment advisor utilizes all services so provided exclusively for the benefit of shareholders of fund series in approximately the same percentage as the assets of each fund series relates to the assets of all fund series in total, and as fairly as can be arranged by the investment advisor pro-rata to each fund. Subscribed services currently being provided by LJR include economic advice and counsel of A. B. Laffer & Associates, Polyconomics, Inc., and Alan Reynolds Associates, the principals of which are prominent economists who presently serve as valued members of the Advisory Board of C/FUNDS GROUP, INC. Aggregate commissions paid to LJR during the past calendar year approximated $22,140. LJR has been selected to transact security purchases and sales for C/FUNDS GROUP, INC., (a) because of its low discount rates; (b) because of its demonstrated superior execution capabilities; (c) because it offers the kinds of information, knowledge and advice of top economic experts that would otherwise be unaffordable to a small fund; and (d) because these services are of considerable benefit to shareholders that the Board and management believes would not be achievable absent such quality advice and research. It is believed that total transaction costs as a percentage of the value of assets being bought or sold were as favorable if not lower than those being incurred by other similar investment companies for similar type services. C/FUNDS GROUP, INC., may utilize any brokerage firm that it chooses and expects to continue to utilize LJR in the future in order to retain the advantages this has provided fund shareholders.

Signed:


R. G. "Kelly" Caldwell, Jr.
President










                         C/Funds Group, Inc.
                            P.O.  Box 622
                        Venice, FL 34284-0622
                           (941) 488-6772
                           (800) 338-9477